Exhibit 10.15

Employment Agreement Between

Community State Bank

and Kurt Gibson

This Employment Agreement (this “Agreement”), is made and entered into as of October 24, 2017 (the “Effective Date”), by and between Community State Bank (the “Bank”) and Kurt Gibson (the “Employee”).

RECITALS

A.The Bank desires to employ the Employee as an officer of the Bank and the Employee desires to be employed as an officer of the Bank.

B.The Bank and the Employee have made commitments to each other on a variety of important issues concerning the Employee’s employment, including the performance that will be expected of the Employee, the compensation the Employee will be paid, under what circumstances the Employee will remain employed and the financial details relating to any decision that either the Bank or the Employee might ever make to terminate this Agreement.

C.The Bank and the Employee desire to enter into this Agreement as of the Effective Date and, to the extent provided herein, this Agreement shall supersede all of the terms and conditions of all prior employment terms and conditions, whether or not in writing.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

1.Employment Period.  Subject to the terms and conditions of this Agreement, the Bank hereby agrees to employ the Employee during the Employment Period (as defined below) and the Employee hereby agrees to be employed by the Bank and to provide services during the Employment Period in accordance with this Agreement.  The “Employment Period” shall be the period beginning on the Effective Date and ending on December 31 of the first calendar year after the calendar year in which the Effective Date occurs, unless sooner terminated as provided herein.  The Employment Period shall automatically be extended for one (1) additional year beginning on the first January 1, that follows the Employment Period unless either the Bank or the Employee notifies the other party, by written notice delivered no later than 90 days prior to such January 1, that the Employment Period shall not be extended for an additional year. Notwithstanding anything contained herein to the contrary, if a Change of Control occurs during the Employment Period, this Agreement shall remain in effect for the one (1) year period following the Change of Control and shall then terminate.

2.Duties.  The Employee agrees that during the Employment Period the Employee will devote his full business time, energies and talents to serving as the President of the Bank, at the direction of the CEO of Cedar Rapids Bank & Trust (the “CRBT CEO”).  The Employee shall have such duties and responsibilities as may be assigned to the Employee from time to time by the Bank or the CRBT CEO, which duties and responsibilities shall be commensurate with the Employee’s position, shall perform all duties assigned to the Employee faithfully and efficiently, subject to the direction of the CRBT CEO and shall have such authorities and powers as are inherent to the undertakings applicable to the Employee’s position and necessary to carry out the responsibilities and duties required of the Employee hereunder.  The Employee will perform the duties required by this Agreement at the Bank’s principal place of business unless the nature of such duties requires otherwise.  Notwithstanding the foregoing, during the Employment Period, the Employee may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the Bank, inhibit, prohibit, interfere with or conflict with the Employee’s duties under this Agreement or conflict in any material way with the business of the Bank and/or its Affiliates; provided, however, that the Employee shall not serve on the board of directors of any business (other than the Bank and/or its Affiliates) or hold any other position with any business without receiving the prior written consent of the Bank.

3.Compensation and Benefits.  Subject to the terms and conditions of this Agreement, during the Employment Period, while the Employee is employed by the Bank, the Bank shall compensate the Employee for the Employee’s services:

(a)The Employee shall be compensated at an annual rate of $200,000.00 (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Bank.  Beginning on January 1, 2019 and on each anniversary of such date, the Employee’s rate of Annual Base Salary shall be reviewed by the Bank, and following such review, the Annual Base Salary may be adjusted upward but in no event will it be decreased.

(b)The Employee shall be entitled to receive performance based annual cash bonuses (each, the “Cash Bonus”) from the Bank for each fiscal year ending during the Employment Period beginning 12/31/2018 as determined in the sole discretion of the Bank.  Payment of any such Cash Bonus will be made as soon as practicable, but in no event later than two and one-half (2½) months following the end of the fiscal year in which earned.

(c)During the Employment Period, the Employee shall be eligible to participate, subject to the terms and conditions thereof, in all other incentive plans and programs, including such cash and deferred bonus programs and equity incentive plans as may be in effect from time to time with respect to similarly situated employees of the Bank.  The Employee and the Employee’s dependents, as the case may be, shall be eligible to participate in all pension and similar benefit plans, profit sharing, 401(k), as well as all medical and dental, disability, group and employee life, accidental death and travel accident insurance, and other similar welfare benefit plans and programs of the Bank, subject to the terms and conditions thereof, as in effect from time to time with respect to similarly situated employees of the Bank.

(d)The Employee shall be entitled to accrue paid time off at a rate of no less than 200 hours for each calendar year, subject to the Bank’s established programs and policies as may be in effect during the Employment Period.

(e)The Employee shall be reimbursed by the Bank, on terms and conditions that are substantially similar to those that apply to other similarly situated employees of the Bank, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items which are consistent with the Bank’s expense reimbursement policy and actually incurred by the Employee in the promotion of the Bank’s business. Such reimbursement payments will be made in accordance with the Bank’s expense reimbursement policy, but in no event later than two and one-half (2½) months following the end of the year in which the corresponding expenses are incurred.

4.Definitions.  As used throughout this Agreement, all of the terms defined in this Section 4 shall have the meanings given below.

(a)“Affiliate” shall mean each company, corporation, partnership, bank, savings bank, savings and loan association, credit union or other financial institution, directly or indirectly, which is controlled by, controls, or is under common control with, the Bank, where “control” means (x) the ownership of 51% or more of the voting securities or other voting interest or other equity interest of any corporation, partnership, joint venture or other business entity, or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

(b)“Average Annual Bonus” shall mean the average of the three (3) most recent annual Cash Bonuses paid to the Employee immediately preceding the termination date.

(c)“Base Compensation” shall mean the amount equal to the sum of (i) the greater of the Employee’s then-current Annual Base Salary or the Employee’s Annual Base Salary as of the date one (1) day prior to the Change of Control and (ii) the Average Annual Bonus.

(d)“Change of Control” shall mean:

(i)the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-three percent (33%) or more of the combined voting power of the then outstanding Voting Securities of the Company; or

(ii)the individuals who, as of the date hereof, are members of the Board of Directors of the Company (the “Company’s Board”) cease for any reason to constitute a majority of the Company’s Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Company’s Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Company’s Board; or

(iii)the consummation by the Company of: (1) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because thirty-three percent (33%) or more of the combined voting power of the then outstanding securities of the Company are acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

(e)“Company” means QCR Holdings, Inc. or any successor thereto.

(f)“Covered Period” shall mean the period beginning on the date of a Change of Control and ending twelve (12) months after the Change of Control.

(g)“Disability” shall mean that (i) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

(h)“Good Reason” shall mean the Employee’s voluntary Termination of employment for one or more of the following reasons:

(i)a material adverse change in the nature, scope or status of the Employee’s position, authorities or duties from those in effect in accordance with Section 2, immediately prior to the Covered Period;

(ii)a material reduction in the Employee’s annual salary, bonus opportunity, or material reduction to the Employee’s aggregate benefits, or other compensation plans in effect immediately prior to the Covered Period;

(iii)relocation of the Employee’s primary place of employment of more than 35 miles from the Employee’s primary place of employment immediately following the Effective Date, or if applicable, prior to the Covered Period or a requirement that the Employee engage in travel that is materially greater than prior to the Covered Period;

(iv)failure by an acquirer to assume this Agreement at the time of the Change of Control; or

(v)a material breach by the Bank, or its successor, of this Agreement.

Notwithstanding the foregoing, prior to the Employee’s voluntary Termination for Good Reason, the Employee must give the Bank written notice of the existence of any condition set forth in clause (i) – (v) above within 90 days of such initial existence and the Bank shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable.  If, during such 30-day period, the Bank cures the condition giving rise to Good Reason, no benefits shall be due under Section 5 of this Agreement with respect to such occurrence.  If, during such 30-day period, the Bank fails or refuses to cure the condition giving rise to Good Reason, the Employee shall be entitled to benefits under Section 5 of this Agreement upon such Termination; provided such Termination occurs within twenty-four (24) months of such initial existence of the applicable condition.

(i)“Minimum Payments” shall mean, as applicable, the following amounts:

(i)the Employee’s earned but unpaid Annual Base Salary for the period ending on the Termination Date;

(ii)the Employee’s earned but unpaid Cash Bonus for the previously completed fiscal year;

(iii)the Employee’s accrued but unpaid personal days for the period ending on the Termination Date;

(iv)the Employee’s unreimbursed business expenses and all other items earned and owed to the Employee through and including, the Termination Date; and

(v)benefits, incentives and awards described in Section 5(g).

(j)“Release” shall mean a general release and waiver in a form acceptable to the Bank and the Company.

(k)“Severance Amount” shall mean an amount equal to .5 times the Employee’s Base Compensation and six months of outplacement services; provided however; if the Termination occurs during a Covered Period, as provided under Section 5(e), then an amount equal to 1.5 times the Employee’s Base Compensation.

(l)Specified Employee” shall mean a “key employee” (as defined in Section 416(i) of the Internal Revenue Code of 1986, as amended (the “Code”) without regard to paragraph (5) thereof), as determined by the Bank based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”).  If the Employee is determined to be a key employee under Section 416(i) of the Code (without regard to paragraph (5) thereof) during the identification period, the Employee shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1st following the close of such identification period.  For purposes of determining whether the Employee is a key employee under Section 416(i) of the Code, “compensation” shall mean employee’s W-2 compensation as reported by the Bank for a particular calendar year.

(m)“Termination” shall mean termination of the Employee’s employment (where such termination constitutes a “separation from service” pursuant to Section 409A of the Code) either:

(i)by the Bank or its successor, as the case may be, other than a Termination for Cause or any termination as a result of death or Disability; or

(ii)by the Employee for Good Reason during a Covered Period.

(n)“Termination Date” shall mean the date of Termination indicated in the written notice provided by the Bank or the Employee to the other.

(o)“Termination for Cause” shall mean only a termination by the Bank as a result of:

(i)the Employee’s willful and continuing failure, that is not remedied within thirty (30) days after receipt of written notice of such failure from the Bank, to perform his obligations hereunder;

(ii)the Employee’s conviction of, or the pleading of nolo contendre to, a crime of embezzlement, fraud or a felony under the laws of the United States or any state thereof;

(iii)the Employee’s breach of a fiduciary responsibility to the Bank or any Affiliate;

(iv)a material violation by the Employee of any applicable material law or regulation respecting the business of the Bank; or

(v)an act of dishonesty by the Employee which is materially injurious to the Bank.

The Employee shall be entitled to at least thirty (30) days’ prior written notice of the Bank’s intention to terminate the Employee’s employment for Cause as provided in subsection (i) above specifying the grounds for such termination, a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the CEO his position regarding any dispute relating to such termination.

(p)“Voting Securities” shall mean any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.

5.Rights and Payments Upon Termination.  The Employee’s right to benefits and payments, if any, for periods after the Termination Date shall be determined in accordance with this Section 5:

(a)Minimum Payments.  If the Termination Date occurs during the Employment Period for any reason, the Employee shall be entitled to the Minimum Payments, in addition to any payments or benefits to which the Employee may be entitled under the following provisions of this Section 5 (other than this Section 5(a)) or the express terms of any employee benefit plan or as required by law.  Any payments to be made to the Employee pursuant to this Section 5(a) shall be made within 30 days after the Termination Date; provided that any benefits, incentives or awards payable as described in Section 5(g) shall be made in accordance with the provisions of the applicable plan, program or arrangement.  Except as may be otherwise expressly provided to the contrary in this Agreement or as otherwise provided by law, nothing in this Agreement shall be construed as requiring the Employee to be treated as employed by the Bank following the Termination Date for purposes of any employee benefit plan or arrangement in which the Employee may participate at such time.

(b)Disability.  In the event of the Employee’s Disability during the Employment Period, payments based upon the Employee’s then current Annual Base Salary and Average Annual Bonus shall continue thereafter through the last day of the one (1) year period beginning on the date of such Disability, after which time the Employee’s employment shall terminate.  Payments made in the event of the Employee’s Disability shall be equal to 66% of the Employee’s Annual Base Salary and Average Annual Bonus, less any amounts received under the Bank’s short or long-term disability programs, as applicable.

(c)Termination for Cause, Death, Voluntary Resignation and Non-Renewal.  If the Termination Date occurs during the Employment Period and is a result of (i) a Termination for Cause, (ii) death, (iii) voluntary resignation other than for Good Reason, (iv) if this Agreement expires due to notice of non-renewal by either party as provided under Section 1 or at the end of a Covered Period, or (v) following a Disability (as provided in Section 5(b)) then, other than the Minimum Payments, the Employee shall have no right to payments or benefits under this Agreement (and the Bank shall have no obligation to make any such payments or provide any such benefits) for periods after the Termination Date.

(d)Termination Other than for Cause.  Except as otherwise provided in Section 6 below, if the Employee’s employment by the Bank, or any Affiliate or successor of the Bank, shall be subject to a Termination other than during a Covered Period, then, in addition to Minimum Payments, the Bank shall provide the Employee the following benefits:

(i)Commencing on the Termination Date, the Employee shall receive the applicable Severance Amount (less any amount described in subparagraph (ii) below) paid in 6 substantially equal monthly installments, with each successive payment being due on the monthly anniversary of the Termination Date.

(ii)To the extent any portion of the applicable Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), the Employee shall receive such portion of the applicable Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable within five (5) days after the Employee’s Termination.

(iii)The Employee (and dependents, as may be applicable) shall be entitled to the medical benefits provided in Section 5(f) below.

(e)Termination Upon a Change of Control.  Except as otherwise provided in Section 6 below, if the Employee’s employment by the Bank, or any Affiliate or successor of the Bank, shall be subject to a Termination within a Covered Period, then, in addition to the Minimum Payments, the Bank shall provide the Employee the following benefits:

(i)Within five (5) days after the Employee’s Termination, the Bank shall pay the Employee a lump sum payment in an amount equal to the Severance Amount.

(ii)The Employee (and his dependents, as may be applicable) shall be entitled to the medical benefits provided in Section 5(f) below.

(iii)Notwithstanding the foregoing, if any of in the event that the Change of Control does not also qualify as a “change in ownership” or “change in the effective control” of a corporation, both as defined under Section 409A of the Code, and the Severance Amount payments constitute “deferred compensation” under Section 409A of the Code, then such Severance Amount shall be paid in the same time and manner as provided under Section 5(d).

(f)Medical and Dental Benefits.  Except as otherwise provided in Section 6 below, if the Employee’s employment by the Bank or any Affiliate or successor of the Bank shall be subject to a Termination as provided in subsections (d) or (e) above within the Agreement Period, then to the extent that the Employee or any of the Employee’s dependents may be covered under the terms of any medical and dental plans of the Bank (or any Affiliate) for active employees immediately prior to the termination, then, for as long as the Employee is eligible for and elects coverage under the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Bank will provide the Employee and those dependents with equivalent coverages for a period of 18 months with the Employee required to pay the same amount as he or she would pay if he or she continued in employment with the Bank or an Affiliate during such period.  The coverages may be procured directly by the Bank (or any Affiliate, if appropriate) apart from, and outside of the terms of the plans themselves; provided that the Employee and the Employee’s dependents comply with all of the conditions of the medical or dental plans, with the cost to the Bank not to exceed the Bank’s cost for continued COBRA coverage provided above.  In the event the Employee or any of the Employee’s dependents become eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer which plan benefits are comparable to the Bank’s (or any Affiliate) plan benefits, coverage under the Bank’s (or any Affiliate) plans will cease for the Employee and/or dependent.  The Employee and the Employee’s dependents must notify the Bank (or any Affiliate) of any subsequent employment and provide information regarding medical and/or dental coverage available.  In the event the Bank (or any Affiliate) discovers that the Employee and/or his dependent has become employed and has not provided the above notification, all payments and benefits under this Agreement will cease.

(g)Other Benefits.  The Employee’s rights following a Termination with respect to any benefits, incentives or awards provided to the Employee pursuant to the terms and conditions of any plan, program or arrangement sponsored or maintained by the Bank, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms and conditions of such plan, program or arrangement and this Agreement shall have no effect upon such terms and conditions except as specifically provided herein.

6.Release.  Notwithstanding anything contained in this Agreement to the contrary, the payments or benefits payable to the Employee under Section 5(d), 5(e) or 5(f) (except for payments and benefits described in Section 5(a)) shall be paid or commence to be paid on the sixtieth (60th) day following the effective date of the Release, provided that, the Employee first executes (without subsequent revocation) and delivers to the Bank a Release within forty-five (45) days after the Termination.  In the event that such Release is not executed and delivered to Bank within such forty-five (45) day period, Employee’s right to such payments or benefits shall be forfeited.

7.Excise Tax Limitation.

(a)It is the intention of the Bank and the Employee that no portion of any payment under this Agreement, or payments to or for the benefit of the Employee under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Code, or its successors.  It is agreed that the present value of payments to or for the benefit of the Employee in the nature of compensation, receipt of which is contingent on the Change of Control, and to which Section 280G of the Code applies (in the aggregate “Total Payments”) shall not exceed an amount equal to one dollar less than the maximum amount which the Bank may pay without loss of deduction under Section 280G (a) of the Code.  Present value for purposes of this Agreement shall be calculated in accordance with Section 280G (d) (4) of the Code.  Within one hundred and twenty (120) days following the earlier of (A) the giving of the notice of termination or (B) the giving of notice by the Bank to the Employee of its belief that there is a payment or benefit due the Employee which will result in an excess parachute payment as defined in Section 280G of the Code, the Employee and the Bank, at the Bank’s expense, shall obtain the opinion of an Independent Advisor (as defined below), which opinion need not be unqualified, which sets forth (A) the Employee’s applicable Base Amount (as defined under Section 280G of the Code), (B) the present value of Total Payments and (C) the amount and present value of any excess parachute payments.  In the event that such opinion determines that there would be an excess parachute payment, the payment hereunder or any other payment determined by such Independent Advisor to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Bank delivered to the Employee within ninety (90) days of receipt of such opinion, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment and such adjustment shall be consistent with the rules under Section 409A of the Code.  The provisions of this Section, including the calculations, notices and opinion provided for herein shall be based upon the conclusive presumption that (A) the compensation and benefits provided for in Section 5 hereof and (B) any other compensation earned by the Employee pursuant to the Bank’s compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control.  In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

(b)The Bank and the Employee hereby recognize that the restrictive covenants under Section 8 have value and that the value shall be recognized in the Section 280G calculations by an allocation of a portion of the termination benefits to the restrictive covenant provisions based on the fair market value of such restrictive covenant provisions.  The Independent Advisor shall make the determination of the fair value to be allocated to the restrictive covenant provisions.

(c)For purposes of this Agreement, “Independent Advisor” shall mean an independent nationally recognized accounting firm approved by the Bank and the Employee, where such approval shall not be unreasonably withheld by either party.

8.Restrictive Covenants.

(a)Confidential Information.

(i)The Employee acknowledges that, during the course of his employment with the Bank, the Employee may produce and have access to confidential and/or proprietary non-public information concerning the Bank and its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customers lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”).  The Employee agrees not to directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Bank, either during or after his  employment with the Bank, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Bank, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Employee of his duties hereunder.  The Employee agrees that, if he receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Bank or any of its Affiliates, or his activities in connection with the business of the Bank or any of its Affiliates, the Employee, to the extent legally permitted, will immediately notify the Bank of such subpoena, court order or other requirement and deliver forthwith to the Bank a copy thereof and any attachments and non-privileged correspondence related thereto.  The Employee shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information.  The Employee agrees to abide by the Bank’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Bank and its Affiliates.  In this regard, the Employee shall not directly or indirectly render services to any person or entity where the Employee’s service would involve the use or disclosure of Confidential Information.  The Employee agrees not to use any Confidential Information to guide him in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that he did not violate any agreements set forth in this Agreement.

(ii)The Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Accordingly, the Employee has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  The Employee also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).  Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

(iii)Nothing contained in this Section 8(a) shall limit the Employee’s ability to file a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”).  The Employee acknowledges that this Section 8(a) does not limit (A) his ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Bank or the Company, or (B) his right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.

(b)Documents and Property.  All records, files, documents and other materials or copies thereof relating to the business of the Bank and its Affiliates, which the Employee shall prepare, receive, or use, shall be and remain the sole property of the Bank and, other than in connection with performance by the Employee of his  duties hereunder, shall not be removed from the premises of the Bank or any of its Affiliates without the Bank’s prior written consent, and shall be promptly returned to the Bank upon the Employee’s termination of employment together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(c)Non-Competition.  The Bank and the Employee have agreed that the primary service area of the Bank’s lending and deposit taking functions in which the Employee will actively participate extends separately to an area that encompasses a 100 mile radius from each banking or other office location of the Bank and its Affiliates where the Employee has provided services to the Bank during the twenty-four (24) month period immediately preceding the date of termination (collectively, the “Restrictive Area”).  This excludes First Trust and Savings Bank - FDIC certificate number 8752, with headquarters in Wheatland, Iowa.  Therefore, as an essential ingredient of and in consideration of this Agreement and his employment by the Bank, the Employee agrees that, during his employment with the Bank and for a period of eighteen (18) months immediately following the termination of his employment, for whatever reason, where such termination occurs during the term of this Agreement or thereafter, he will not, except with the express prior written consent of the Bank, directly or indirectly, do any of the following:

(i)Within the Restricted Area, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer or consultant to, lend his name or any similar name to, lend his credit to, or render services or advice to, any person, firm, partnership, corporation or trust which owns, operates or is in the process of forming, a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area; provided however, that the ownership by the Employee of shares of the capital stock of any Financial Institution which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(ii)Either for the Employee or any Financial Institution: (A) induce or attempt to induce any employee of the Bank or any of its Affiliates with whom the Employee had significant contact to leave the employ of the Bank or any of its Affiliates; (B) in any way interfere with the relationship between the Bank or any of its Affiliates and any employee of the Bank or any of its Affiliates with whom the Employee had significant contact; or (C) induce or attempt to induce any customer, supplier, licensee or business relation of the Bank or any of its Affiliates with whom the Employee had significant contact to cease doing business with the Bank or any of its Affiliates or in any way interfere with the relationship between the Bank or any of its Affiliates and their respective customers, suppliers, licensees or business relations with whom the Employee had significant contact; or

(iii)Either for the Employee or any Financial Institution, solicit the business of any person or entity known to the Employee to be a customer of the Bank or any of its Affiliates, where the Employee had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Bank or any of its Affiliates.

(d)Work for Hire Provisions.

(i)Exclusive Rights of the Bank in Work Product.  The parties acknowledge and agree that all work performed by the Employee for the Bank or any of its Affiliates shall be deemed “work for hire.”  The Bank shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions (as defined below), and the Bank shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same.  Any and all enhancements of the technology of the Bank or any of its Affiliates that are developed by the Employee shall be the exclusive property of the Bank.  The Employee hereby assigns to the Bank any right, title and interest in and to all Inventions that he may have, by law or equity, without additional consideration of any kind whatsoever from the Bank or any of its Affiliates.  The Employee agrees to execute and deliver any instruments or documents and to do all other things (including the giving of testimony) requested by the Bank (both during and after the termination of his employment with the Bank) in order to vest more fully in the Bank or any of its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefore in the United States and/or foreign countries).

(ii)Definitions and Exclusions.  For purposes of this Agreement, “Inventions” means all systems, procedures, techniques, manuals, data bases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software conceived, compiled or developed by the Employee in the course of his employment with the Bank or any of its Affiliates and/or comprised, in whole or part, of Confidential Information.  Notwithstanding the foregoing, Inventions shall not include:  (i) any inventions independently developed by the Employee and not derived, in whole or part, from any Confidential Information or (ii) any invention made by the Employee prior to his exposure to any Confidential Information.

(e)Remedies for Breach of Covenants.  The Employee has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Employee acknowledges and expressly agrees that the covenants contained in this Section 8 are reasonable with respect to their duration, geographical area and scope.  The Employee further acknowledges that the restrictions contained in this Section 8 are reasonable and necessary for the protection of the legitimate business interests of the Bank, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Bank and such interests, and that such restrictions were a material inducement to the Bank to enter into this Agreement.  In the event of any violation or threatened violation of these restrictions, the Bank, in addition to and not in limitation of, any other rights, remedies or damages available to the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Employee and any and all persons directly or indirectly acting for or with her, as the case may be.

9.Regulatory Suspension and Termination.

(a)If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall: (i) pay the Employee all of the compensation withheld while the parties’ obligations were suspended, and; (ii) reinstate any of the obligations, which were suspended.

(b)If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c)If the Bank is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the Federal Deposit Insurance Act, as amended, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the parties.

(d)All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the “FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the Federal Deposit Insurance Act, as amended, or when the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. § 1828(k)) of the Federal Deposit Insurance Act as amended, and any regulations promulgated thereunder.

10.No Set-Off; No Mitigation.  Except as provided herein, the Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Bank may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.

11.Notices.  Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Bank to:

Cedar Rapids Bank and Trust Company
Attention: President and Chief Executive Officer

With a copy to:

QCR Holdings, Inc.
Attention: Chief Executive Officer

If to the Employee, to the last recorded address on books and records of the Bank;

or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

12.Applicable Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Scott, Iowa.

13.Entire Agreement; Survival.  This Agreement constitutes the entire agreement between the Employee and the Bank concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.  The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations.  Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and the Employee hereby agrees that such scope may be judicially modified accordingly.

14.Withholding of Taxes.  The Bank may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

15.No Assignment.  The Employee’s rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution.  In the event of any attempted assignment or transfer contrary to this section, the Bank shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.Successors.  This Agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns (including, without limitation, any company into or with which the Bank may merge or consolidate).

17.Survival.  The provisions of Section 8 shall survive the termination of this Agreement.

18.Amendment.  This Agreement may not be amended or modified except by written agreement signed by the Employee and the Bank.

19.Internal Revenue Code Section 409A.  If at the time of any payment hereunder: (a) the Employee is considered to be a Specified Employee (as defined in Section 4(k) hereof); and (b) such payment is required to be treated as deferred compensation under Section 409A of the Code; then, to the extent required, no such payment may be made before the date which is six (6) months after the Termination Date.

20.Other Agreements.  In the event of the existence of another agreement between the parties which (i) is in effect during the Restricted Period, and (ii) which contains restrictive covenants that conflict with any the provisions of Section 8, then the more restrictive of such provisions from the two agreements shall control for the period during which both agreements would otherwise be in effect.

21.Joint Participation.  The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement.  Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.  This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Community State Bank		Kurt Gibson

Signature:	/s/ Larry Helling	/s/ Kurt Gibson
Larry Helling		[Signature]
President & CEO, Cedar Rapids Bank & Trust
2106 NE Garland Ct.

Ankeny, IA 50021
[Address]

QCR HOLDINGS, INC.

Signature:	/s/ Douglas Hultquist
Douglas Hultquist
President and CEO, QCR Holdings, Inc.